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As filed with the Securities and Exchange Commission on April 18, 2002.

Registration No. 333

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

BEAZER HOMES USA, INC.
(Exact name of registrant as specified in its charter)

Delaware	58-2086394
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)

5775 Peachtree Dunwoody Road, Suite B-200
Atlanta Georgia, 30342
(Address of Principal Executive Offices)

Crossmann Communities, Inc. 401(k) Profit Sharing Plan
(Full title of the plans)

David S. Weiss
Executive Vice President and Chief Financial Officer
Beazer Homes USA, Inc.
5775 Peachtree Dunwoody Road, Suite B-200
Atlanta, GA 30342
(404) 250-3420
(Name, address, including zip code, and telephone
number, including area code, of agent for service)	Copies to: Elizabeth H. Noe Paul, Hastings, Janofsky & Walker LLP 600 Peachtree St., Suite 2400 Atlanta, GA 30308 (404) 815-2400

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)(2)	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee

Common Stock, $0.01 par value	10,000	$78.53	785,300	$73.00

(1)
Upon a stock split, stock dividend or similar transaction in the future and during the effectiveness of this Registration Statement involving Common Stock of the Registrant, the number of shares registered shall be automatically increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act of 1933, as amended.

(2)
Pursuant to Rule 416(c) of the Securities Act of 1933, as amended, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Crossmann Communities, Inc. 401(k) Profit Sharing Plan. Each share of Common Stock includes a right to purchase Junior Participating preferred stock, Series B of the Company. These rights will not be exercisable or evidenced separately from the Common Stock prior to the occurrence of certain defined events.

(3)
Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(c) based on the average of the high and low prices for the Registrant's common stock as quoted on New York Stock Exchange on April 16, 2002.

PART I—INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

        In accordance with Section 10(a) of the Securities Act of 1933, as amended (the "Securities Act") and Rules 424 and 428 promulgated under the Securities Act by the Securities and Exchange Commission (the "Commission"), the information called for in Part I this Registration Statement Form S-8 (the "Registration Statement") is not being filed with, or included in, the Registration Statement.

PART II—INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

        The following documents, which have been filed with the Commission by the Registrant, are incorporated by reference in this Registration Statement:

  (a)
  The Registrant's annual report on Form 10-K for the fiscal year ended September 30, 2001;

  (b)
  The Registrant's quarterly report on Form 10-Q for the quarter ended December 31, 2001

  (c)
  The Registrant's current report on Form 8-K filed on August 10, 2001 as amended by the Registrant's current report on Form 8-K/A filed on October 15, 2001;

  (d)
  The Registrant's current report on Form 8-K filed on March 12, 2002;

  (e)
  The Registrant's current report on Form 8-K filed on April 4, 2002;

  (f)
  The Registrant's current report on Form 8-K filed on April 4, 2002;

  (g)
  The Registrant's current report on Form 8-K filed on April 10, 2002;

  (h)
  The Registrant's current report on Form 8-K filed on April 15, 2002; and

  (i)
  The description of the Registrant's capital stock contained in the Registrant's Registration Statements on Form 8-A, filed on January 28, 1994 and June 21, 1996 and all amendments to such filings for purposes of updating the descriptions therein.

        The information incorporated by reference is considered to be part of this Registration Statement, and information that the Registrant files later with the Commission will automatically update and supersede this information. The Registrant and the Crossmann Communities, Inc. 401(k) Profit Sharing Plan (the "Plan") incorporate by reference any future filings the made by the Registrant or the Plan with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold. Such future filings shall be deemed to be incorporated by reference in the Registration Statement and to be part thereof from the date of filing of such document.

Item 4.    Description of Securities.

        Not applicable.

Item 5.    Interests of Named Experts and Counsel.

        The validity of the common stock has been passed upon by Paul, Hastings, Janofsky & Walker LLP, Atlanta, Georgia.

        The consolidated financial statements incorporated in this Registration Statement by reference from the Registrant's Annual Report on Form 10-K for the year ended September 30, 2001 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

        The combined financial statements of Sanford Homes of Colorado, LLLP and April Corporation incorporated in this Registration Statement by reference to the Registrant's Form 8-K/A dated October 15, 2001 have been audited by KPMG LLP, independent auditors, as stated in their report which is incorporated herein by reference and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

Item 6.    Indemnification of Directors and Officers.

        Section 102(7) of the Delaware General Corporation Law (the "DGCL") enables a corporation incorporated in the State of Delaware to eliminate or limit, through provisions in its original or amended articles of incorporation, the personal liability of a director for violations of the director's fiduciary duties, except (i) for any breach of the director's duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) any liability imposed pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit.

        Section 145 of the DGCL provides that a corporation incorporated in the State of Delaware may indemnify any person or persons, including officers and directors, who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such officer, director, employee, or agent acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation's best interests and, for criminal proceedings, had no reasonable cause to believe that the challenged conduct was unlawful. A corporation incorporated in the State of Delaware may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must provide indemnification against the expenses that such officer or director actually and reasonably incurred.

        The Registrant's Bylaws provide for indemnification of its directors and officers to the fullest extent permitted by the DGCL.

        Section 145(g) of the DGCL authorizes a corporation incorporated in the State of Delaware to provide liability insurance for directors and officers for certain losses arising from claims or charges made against them while acting in their capacities as directors or officers of the corporation. The Registrant maintains a policy insuring its directors and officers and directors and officers of its subsidiary companies, to the extent they may be required or permitted to indemnify such directors or officers, against certain liabilities arising from acts or omission in the discharge of their duties that they shall become legally obligated to pay.

Item 7.    Exemption from Registration Claimed.

        Not applicable.

Item 8.    Exhibits.

Exhibits
4.1
Non-standardized Joinder Agreement for McCready and Keene, Inc. 401(k) Basic Regional Prototype Plan (with Revised Options) for Crossmann Communities, Inc. (Incorporated by reference to Exhibit 10.26 to Form 10-Q dated May 10, 1995 filed by Crossmann Communities, Inc. (Commission File No. 0-22562))
4.2
McCready and Keene, Inc. 401(k) Basic Regional Prototype Plan Basic Plan Document #03 (Incorporated by reference to Exhibit 10.27 to Form 10-Q dated May 10, 1995 filed by Crossmann Communities, Inc. (Commission File No. 0-22562))
4.3
Trust Agreement for Crossmann Communities, Inc. 401(k) Profit Sharing Plan, by and between Crossmann Communities, Inc. and Richard H. Crosser, John Scheumann, and Jennifer Holihen, Trustees (Incorporated by reference to Exhibit 10.28 to Form 10-Q dated May 10, 1995 filed by Crossmann Communities, Inc. (Commission File No. 0-22562))
4.4	Amendment Number One to the Non-Standardized Joinder Agreement for the Crossmann Communities, Inc. 401(k) Profit Sharing Plan
4.5	Amendment Number Two to the Non-Standardized Joinder Agreement for the Crossmann Communities, Inc. 401(k) Profit Sharing Plan
4.6	Amendment Number Three to the Non-Standardized Joinder Agreement for the Crossmann Communities, Inc. 401(k) Profit Sharing Plan
4.7	Amendment Number Four to the Non-Standardized Joinder Agreement for the Crossmann Communities, Inc. 401(k) Profit Sharing Plan
5.1	Opinion of Paul, Hastings, Janofsky & Walker LLP regarding the legality of the shares being registered
23.1	Consent of Deloitte & Touche, LLP
23.2	Consent of Paul, Hastings, Janofsky & Walker LLP (contained in Exhibit 5.1)
23.3	Consent of KPMG LLP
24.1	Power of Attorney (contained on signature page hereto)

Item 9.    Undertakings.

        The Registrant hereby undertakes:

        (a)  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

            (i)    to include any prospectus required by section 10(a)(3) of the Securities Act;

            (ii)  to reflect in the prospectus any facts of events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the commission pursuant to Rule 424(b) if, in the aggregate, the charges in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

            (iii)  to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

        provided, however, that paragraphs (1) (i) and (1) (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

          (2)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b)  for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        (d)  The Registrant has submitted the Plan to the Internal Revenue Service (the "IRS") in a timely manner and has made all changes required by the IRS in order to qualify the Plan under the Internal Revenue Code of 1986, as amended to date. The Registrant hereby undertakes to submit all amendments to the Plan to the IRS in a timely manner and to make all changes required by the IRS in order to qualify the Plan, as amended, under the Internal Revenue Code of 1986, as amended to date.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on April 18, 2002.

BEAZER HOMES USA, INC.
By:	/s/ IAN J. MCCARTHY Ian J. McCarthy President and Chief Executive Officer

        Each person whose signature appears below hereby constitutes and appoints Ian J. McCarthy and David S. Weiss, or any one or more of them, his true and lawful attorney-in-fact, for him and in his name, place and stead, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to cause the same to be filed with the Securities and Exchange Commission, hereby granting to said attorneys-in-fact full power and authority to do and perform all and every act and thing whatsoever requisite or desirable to be done in and about the premises as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all acts and things that said attorneys-in-fact may do or cause to be done by virtue of these presents.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

April 18, 2002 Date	By:	/s/ BRIAN C. BEAZER Brian C. Beazer, Director and Non-Executive Chairman of the Board
April 18, 2002 Date	By:	/s/ IAN J. MCCARTHY Ian J. McCarthy, Director, President and Chief Executive Officer (Principal Executive Officer)
April 18, 2002 Date	By:	/s/ DAVID S. WEISS David S. Weiss, Director, Executive Vice President and Chief Financial Officer (Principal Financial Officer)
April 18, 2002 Date	By:	/s/ MICHAEL T. RAND Michael T. Rand, Vice President and Controller (Principal Accounting Officer)
April 18, 2002 Date	By:	/s/ LAURENT ALPERT Laurent Alpert, Director
April 18, 2002 Date	By:	/s/ THOMAS B. HOWARD Thomas B. Howard, Director
April 18, 2002 Date	By:	/s/ D. E. MUNDELL D.E. Mundell, Director
April 18, 2002 Date	By:	/s/ LARRY T. SOLARI Larry T. Solari, Director

        Pursuant to the requirements of the Plan, the Plan has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia on April 18, 2002.

CROSSMANN COMMUNITIES, INC. 401(K) PROFIT SHARING PLAN
By:
/s/ David Weiss
Name: David Weiss

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CALCULATION OF REGISTRATION FEE
PART I—INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
PART II—INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
  Item 3. Incorporation of Documents by Reference.
  Item 4. Description of Securities.
  Item 5. Interests of Named Experts and Counsel.
  Item 6. Indemnification of Directors and Officers.
  Item 7. Exemption from Registration Claimed.
  Item 8. Exhibits.
  Item 9. Undertakings.
SIGNATURES